COMMERCIAL CAPITAL BANCORP, INC.’S ACQUISITION OF CALNET BUSINESS BANK RECEIVES REGULATORY APPROVAL

Irvine, CA – February 21, 2006 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) and Calnet Business Bank, National Association (“Calnet”) (OTC BB: CNLB) announced today that the Office of Thrift Supervision has approved the acquisition of Calnet by the Company. Pursuant to the terms of the merger agreement, Calnet will merge with and into Commercial Capital Bank, FSB. The acquisition is expected to close during March 2006.

Stephen H. Gordon, Chairman and Chief Executive Officer of the Company, commented, “We are excited about combining our strong capital and organizational infrastructure with Calnet’s robust presence in the growing Sacramento Valley market. Calnet has a solid track record of attracting low-cost core deposits and impressive track record of growth. We look forward to continued growth from Calnet’s scalable platform, and building upon their successful high margin business throughout our franchise.”

Peter J. Raffetto, President and Chief Executive Officer of Calnet, remarked, “We are proud of the success and accomplishments of Calnet, and excited about the opportunity of replicating our business model throughout the Commercial Capital franchise.”

At December 31, 2005, Calnet had total assets of $176.6 million, total deposits of $152.9 million, total loans of $107.4 million and total shareholders equity of $22.7 million. Calnet conducts its Greater Sacramento Valley deposit gathering and lending business from a single location in Sacramento. Calnet’s lending programs focus on commercial real estate, construction and business loans within the Greater Sacramento Valley of California. During the fourth quarter of 2005, Calnet’s cost of funds, which includes noninterest-bearing deposits, was 1.1%, and its net interest margin was 5.70%.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.		Calnet Business Bank, National Association
Stephen H. Gordon, Chairman & CEO		Peter J. Raffetto	President & CEO
James H. Leonetti, Chief Financial Officer & EVP
Telephone:	(949) 585-7500	Telephone:	(916) 927-7000
Facsimile:	(916) 567-9693	Facsimile:	(949) 585-0174